EXHIBIT 99


            [LOGO OF CELLULAR COMMUNICATIONS INTERNATIONAL, INC.]



     FOR IMMEDIATE RELEASE


           CELLULAR COMMUNICATIONS INTERNATIONAL, INC. ANNOUNCES
                     REDUCTION IN INTERCONNECTION FEES

                 New York, New York, (June 10, 1997) CELLULAR
     COMMUNICATIONS INTERNATIONAL, INC. (Nasdaq: CCIL) announced today that Omnitel Pronto Italia, the Italian joint venture that is the second GSM cellular telephone licensee in Italy has informed CCIL that retroactive to February 1997 Italy's Posts and Telecommunications Ministry has announced a reduction of per minute interconnection fees from 200 lire to 140 lire (from approximately $.12 to $.08).

                 Although this level is still higher than the European average of approximately $.05 (which in turn is more than twice the interconnect rate in the United States), CCIL is pleased with this initial reduction, and with the Ministry's announcement that it will engage in a further review to determine whether there should be additional reductions in the coming months.

                 CCIL's activities to date have focused on participating in strategic joint ventures with other companies to acquire and operate overseas cellular telephone systems. Currently, CCIL's primary asset is its participation in Omnitel Pronto Italia, which began offering commercial service in December 1995 and currently has over 1,000,000 subscribers.





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     For further information contact: William B. Ginsberg, President,
     Stanton N. Williams, Vice President-Chief Financial Officer or Richard J. Lubasch, Senior Vice President-General Counsel at
     (212) 906-8480.